Exhibit 10.21

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (the “Agreement”) is entered into effective this 30th day of April, 2018 (the “Effective Date”), by and between Aspiration Financial, LLC (“Customer”), a Delaware limited liability company with a principal business address of 4551 Glencoe Avenue, Marina Del Ray, California 90292, and Galileo Processing, Inc. (“Galileo”), a Utah corporation with a principal business address of 6510 South Millrock, Suite 300, Salt Lake City, Utah 84121.

Recitals

Customer is engaged in the business of developing, marketing, servicing and supporting debit cards, prepaid cards, credit cards and ATM cards (“Transaction Cards”), deposits and investment products.

Each bank that may issue Transaction Cards (individually and collectively, “Bank”), is a principal member in good standing with the Associations, and is authorized to issue debit cards, prepaid cards and ATM cards, including, without limitation, the Transaction Cards using the applicable Association’s trademarks subject to the applicable Association’s rules, regulations and bylaws.

Galileo is a certified third party processor and has established certain facilities in order to perform the Services to support card programs such as the Transaction Cards,

Agreement

1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings specified in Exhibit A.

2. Services.

2.1 Services. During the Term, Galileo shall make available to and perform for Customer and Bank the services related to the Transaction Cards described in Exhibit B (the “Services”).

2.2 Training. Galileo will provide Customer and Bank training on the Galileo System as described on Exhibit B.

2.3 Client Support. Galileo will designate a representative to Customer for client support. Customer may request in writing to change the individual assigned for client support and Galileo will designate a new representative within sixty (60) days from the receipt by Galileo of such written request.

2.4 Communications. Galileo shall specify the means for communicating data from its facilities or equipment to the facilities or equipment of Customer and Bank, and third parties designated by Customer and Bank as Galileo determines are necessary to perform this Agreement. Customer shall install and maintain in good operating condition and at Customer’s own expense all necessary communication equipment, including such equipment specified by Galileo.

2.5 Enhancements. Customer may periodically request customizations, enhancements, additions or modifications (each an “Enhancement”) to the Galileo System. Galileo shall evaluate all such requests and, if terms and conditions can be agreed to (which shall include payment by Customer of Galileo’s development charges as specified in Exhibit C). Galileo shall develop and implement each such Enhancement on terms and conditions agreed to by the parties. Timing of any Enhancement is subject to scheduling and prioritization by Galileo of its available resources. Any Enhancement shall remain solely the property of Galileo and Customer shall acquire no right, claim or interest in the Galileo System, unless mutually agreed upon by the parties.

2.6 Compliance With Law.

(a) Galileo and Customer acknowledge that Customer and Bank may be subject to a variety of federal, state and local laws, regulations and judicial and administrative decisions and interpretations applicable to the performance by Customer of its Transaction Card business, including without limitation those pertaining to equal credit opportunity, truth in lending, fair credit billing, fair credit reporting, fair debt collections practices, privacy and general consumer protection (the “Legal Requirements”). The parties shall cooperate with each other and Bank in resolving issues relating to compliance with the Legal Requirements in accordance with the provisions of this Section.

(b) Customer is solely responsible for (i) monitoring and interpreting the Legal Requirements, (ii) determining the particular actions, disclosures, formulas, calculations and procedures required for compliance with the Legal Requirements (whether to be performed by Galileo or Customer) and (iii) complying with the Legal Requirements.

(c) Galileo is solely responsible for compliance with all laws, regulations and judicial and administrative decisions applicable to Galileo as a third party provider of data processing services. Galileo will not be responsible for any violation by Customer of a Legal Requirement.

(d) Subject to the terms of Section 10, Galileo and Customer shall cooperate with each other and Bank in providing information or records in connection with examinations, requests or proceedings of each other’s governing authorities.

2.7 Compliance with Association Requirements. Galileo shall, at its own cost, perform all the tasks necessary to maintain its sponsorship as a third party processor, including submitting to the necessary audits, maintaining the necessary security standards and paying all applicable Association fees except for Association fees which are the responsibility of Customer related to the Transaction Card programs.

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2.8 Dependence on Performance by Others. The obligation of Galileo to timely perform the Services is expressly subject to the timely performance by Customer. Bank and third party vendors Customer engages, of their obligations and responsibilities, but only to the extent that failure to so perform directly affects Galileo’s ability to timely perform hereunder or the cost to Galileo of performing hereunder.

2.9 Startup. Customer will (i) use all reasonable resources, including the assignment of adequate personnel to assure timely performance of those functions required of Customer to permit Galileo to begin processing related to the Customer Accounts pursuant to this Agreement, and (ii) comply with any reasonable directions of Galileo so as to enable Galileo to begin processing related to the Customer Accounts pursuant to this Agreement,

2.10 Bank Agreement. Upon the execution of this Agreement, Customer shall provide to Galileo a duly executed issuing bank agreement (the “Issuing Bank Agreement”) signed by a duly authorized officer of Bank. If during the Term Bank no longer issues Transaction Cards for Customer and Customer engages a successor bank (“Successor Bank”) to issue Transaction Cards, Galileo shall have no obligation to provide the Services hereunder until such Successor Bank has executed and delivered to Galileo the issuing Bank Agreement and provided such Successor Bank is in good standing with applicable regulatory authorities and relevant Associations.

3. Minimums; Exclusivity; Merger or Change of Control

3.1 Minimum Monthly Fee. Each calendar month (pro-rated for any billing period not beginning on the first day of the month or ending on the last day of the month) Customer will require and shall pay Galileo for Services sufficient to generate aggregate Processing Fees at least equal to the amount set forth on Exhibit C under the heading “Minimum Monthly Fee” (the “Minimum Monthly Fee”). For the avoidance of doubt and based on economic assumptions material to each party underlying this transaction, Customer and Galileo expressly agree that Customer shall pay Galileo Processing Fees during each calendar month in an amount at least equal to the Minimum Monthly Fee until this Agreement is terminated by Customer pursuant to the provisions of Sections 9.2 or until Galileo terminates this Agreement and invokes compensatory payments pursuant to Section 9.4.

3.2 Non-exclusive Provider. This Agreement is a non-exclusive arrangement between the parties; provided, however, prior to Customer providing, or engaging a third party to provide. Services in connection with the Transaction Card programs which are then being serviced by Galileo pursuant to this Agreement. Customer agrees that it shall provide to Galileo a minimum of one hundred twenty (120) days advance written notice describing in detail the applicable Services Customer seeks to provide itself or obtain from a third party.

3.3 Disposition of Portfolios. Upon the sale or other disposition by Customer of 90% or more of Customer Accounts that are subject to this Agreement (the “Former Accounts”) Galileo will no longer be obligated to provide Services for the Former Accounts for Customer and Bank pursuant to this Agreement.

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3.4 Merger or Change of Control. If Customer is merged into an Entity and such Entity is the survivor of such merger (the “Surviving Entity”), then (i) the provisions of this Agreement shall continue to apply to all Transaction Card programs and Customer Accounts which were subject to this Agreement prior to such merger and (ii) the Surviving Entity, as Customer’s successor-in-interest, shall continue to be bound by Customer’s obligations hereunder. If there is a Change of Control of Customer, then the provisions of this Agreement shall continue to apply to all Transaction Card programs and Customer Accounts of Customer and its Affiliates that were subject to this Agreement immediately prior to such Change of Control, but shall not apply to any accounts of the Entity that Acquires Control of Customer which were not subject to this Agreement prior to such Change of Control.

4. Payment for Services

4.1 Processing Fees. Customer shall pay Galileo the Processing Fees set forth in Exhibit C to this Agreement. All amounts shall be payable in US dollars. Galileo shall bill Customer on or about the fifth business day of each calendar month for all Processing Fees related to Services provided in the previous month pursuant to this Agreement. Galileo may increase each line item of Processing Fees set forth on Exhibit C that were in effect for the immediately preceding Processing Year by an amount equal to the amount of the change in the year over year percentage change in the most recently reported Consumer Price Index (“CPI”) in the event that the year over year percentage change in the CPI is greater than 10%. For purposes hereof, the CPI shall be the index compiled by the United States Department of Labor’s Bureau of Labor Statistics, Consumer Price index for All Urban Consumers (“CPI-U”) having a base of 100 in 1982-84, using that portion of the index that appears, under the caption “Other Goods and Services.” The percentage increase in the CPI shall be calculated as of ninety (90) days in advance of the effective date of such increase, by comparing the CPI using a twelve (12) month period ending three (3) months prior to the effective date of such increase and expressing the increase in said CPI through the twelve (12) month period as a percentage.

The pricing set forth on Exhibit C provides a bundled pricing schedule (the “Bundled Pricing Schedule”). The parties have contemplated possibly moving from a Bundled Pricing Schedule to a transactional based pricing schedule (“Transactional Pricing”) at a later time during the Term. If the parties mutually agree on Transactional Pricing to replace the Bundled Pricing, such pricing change shall be effective on a date mutually agreed to by the parties.

4.2 Special Fees. Customer shall pay Galileo the Special Fees, including but not limited to U.S. postage, related to services provided by third-party providers and as may be set forth on Exhibit C. Galileo shall not be required to provide any Services the payment of which is covered by Special Fees until Galileo receives payment for such Special Fees. If, at any time while this Agreement is in effect, the charges are increased to Galileo for items which are included in the Special Fees or Galileo obtains communication or other services included in the Special Fees by another method, resulting in an increase in the charges to Galileo for such items, then Galileo shall increase by an equal amount the Special Fees Customer is then paving Galileo for such items under this Agreement. Such price change by Galileo shall be effective on the effective date of the increase to Galileo. On the Effective Date, Customer agrees to pay to Galileo a deposit (the “Special Fee Deposit”) in the amount of $5,000 to be used by Galileo for the payment of Special Fees. Customer agrees to replenish the Special Fee Deposit on the first day of each month by paying to Galileo an amount sufficient to restore the Special Fee Deposit amount to the greater of (i) $5,000 or (ii) the Special Fees incurred in the preceding calendar month.

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4.3 New Products. If Galileo commences to offer any new services or products generally to its customers and Customer elects to use any such service or product, or if Customer elects to use services or products which Customer had not previously elected to use, then Galileo shall provide such service or product at Galileo’s then current fees and charges for such service or product or such other prices as Galileo and Customer may mutually agree.

4.4 Method of Payment. Customer shall provide Galileo with access to a bank account of Customer’s operational funds (the “Bank Account”) not requiring signature including notifying Galileo of the demand deposit account number and transit routing number for the Bank Account. Customer agrees that Galileo may draw upon the Bank Account to pay fees, taxes, interest payments, charges, or any other amount due or payable to Galileo under the terms of this Agreement at any time fifteen (15) days after Customer’s receipt of an invoice indicating the amount owed by Customer to Galileo. To further acknowledge Customer’s agreement to allow Galileo to access the Bank Account, Customer shall sign the ACH Authorization Form attached hereto as Exhibit D attached hereto and incorporated herein by reference. The detailed records of the amounts drawn on the Bank Account by Galileo shall be provided by Galileo to Customer on a monthly basis. Galileo shall be under no obligation to effect any Start-Up until the Bank Account has been established as provided herein, and Galileo may immediately suspend providing the Services without incurring any liability to Customer until there is an amount sufficient in the Bank Account to pay any amount due to Galileo under this Agreement.

4.5 Interest. If Galileo is unable to obtain payment of Processing Fees, Special Fees, compensatory payments pursuant to Section 9.4 of this Agreement or any other fee, tax, interest payment, charge or amount due or payable to Galileo by Customer under this Agreement at the time provided for payment under this Agreement, the unpaid amount of any Processing Fees, Special Fees, compensatory payments pursuant to Section 9.4 of this Agreement or other fee, tax, interest payment, charge or amount shall bear interest at the rate equal to the lesser of (a) 12% per annum, or (b) the maximum rate permitted by applicable law, from the date on which payment was due until the date on which Galileo receives the payment.

4.6 Taxes. Customer shall be responsible for all taxes and similar charges imposed on it by any governmental authority assessed as a result of this Agreement. Galileo shall be responsible for all taxes and similar charges imposed on it by any governmental authority assessed as a result of Galileo’s provision of Services pursuant to this Agreement.

4.7 Deconversion. Upon the expiration or termination of this Agreement, Galileo shall provide Deconversion assistance to Customer as Customer may reasonably request: provided, however, that in no event shall Galileo be obligated to Deconvert any of Customer Accounts until a date which is mutually agreed upon and at least thirty (30) days but not greater than six (6) months after notice by Customer to Galileo requesting such Deconversion. Except in the event of Deconversion occurring as a result of termination of the Agreement by Customer pursuant to Section 9.2. Customer shall pay Galileo the Development rate per hour set forth on Exhibit C for resources for each activity completed by Galileo in order to accomplish the Deconversion and for all costs, including postage or shipping, of complying with Section 10.1. In the event of Deconversion occurring as a result of termination of the Agreement by Customer pursuant to Section 9.2. Galileo shall not bill Customer for Galileo’s costs associated with Deconversion.

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4.8 Billing Disputes. If Customer in good faith disputes any portion of any invoice, Customer shall notify Galileo as soon as possible (and in any event no later than the due date of the payment) and submit to Galileo, by the due date of the invoice, (i) payment equal to the amount due on the invoice less the amount disputed by Customer and (ii) written documentation identifying and substantiating the disputed amount. Without limiting the foregoing, if a party fails to report a dispute, whether it be for a billing error or any other unresolved payment issue between the parties within one hundred eighty (180) days following the date on the applicable invoice or the discovery of such payment issue, then such party shall have waived its right to dispute that invoice. The parties agree to use their respective best efforts to resolve any dispute within thirty (30) days after a party receives written notice of the dispute from the other party. Any disputed amounts resolved in favor of Customer shall be credited to Customer’s account on the next invoice following resolution of the dispute. Any disputed amounts determined to be payable to Galileo shall be due within fifteen (15) days of the resolution of the dispute.

5. Dispute Resolution and Indemnification

5.1 Dispute Resolution. In the event a controversy or claim between Galileo and Customer arises from or in connection with this Agreement whether based on contract, tort, common law, equity, statute, regulation, order or otherwise (a “Dispute”), the parties agree to reasonably discuss and make good faith efforts to negotiate an amicable settlement of such Dispute without the necessity of any formal proceedings.

5.2 Arbitration. If Customer and Galileo are unable to resolve any Dispute in the manner set forth in Section 5.1 above, such Dispute shall be submitted to arbitration. The parties agree that, except as otherwise provided above, any Dispute shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in Salt Lake City, Utah, with judgment upon the award rendered by the arbitrator to be entered in any court of competent jurisdiction. Notwithstanding the foregoing or the then-current specified Commercial Arbitration Rules, the following shall apply with respect to the arbitration proceeding: (i) the existence, subject, evidence, proceedings, and ruling resulting from the arbitration proceedings shall be deemed confidential information, and shall not be disclosed by the parties, their representatives, or the arbitrator (except: (a) to the professional advisers of Customer or Galileo; (b) in connection with a public offering of securities by Customer or Galileo; (c) as ordered by any court of competent jurisdiction; or (d) as required to comply with any applicable governmental statute or regulation); (ii) the arbitrator shall be required to prepare written findings of fact; and (iii) the arbitrator may grant any relief or remedy which the arbitrator deems just and equitable. The parties agree that money damages would not be a sufficient remedy for breach of Section 10 of this Agreement and that in addition to all other available legal remedies or equitable remedies, the non-breaching party shall be entitled to equitable relief, including injunctions and specific performance, for any breach thereof without proof of actual damages.

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5.3 Indemnification.

(a) Customer’s Indemnification. Customer shall indemnify and hold harmless Galileo and its directors, officers, employees, agents and Affiliates from and against any and all third party claims, liabilities, losses and damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement, to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of (i) the breach by Customer of any of its duties, obligations, representations or warranties under this Agreement, or (ii) the relationship between Customer and the Cardholders except to the extent that such claim, liability, loss or damage is caused by, relates to or arises out of Galileo’s failure to perform the Services in accordance with this Agreement.

(b) Galileo’s Indemnification. Galileo shall indemnify and hold harmless Customer and its directors, officers, employees, agents and Affiliates from and against any and all third party claims, liabilities, losses or damages (including reasonable attorney fees, expert witness fees, expenses and costs of settlement) arising out of or with respect to this Agreement to the extent that the claim, liability, loss or damage is caused by, relates to or arises out of the breach by Galileo of any of its duties, obligations, representations or warranties under this Agreement: or (ii) a claim that any source code, algorithms or services of Galileo when used by Customer within the scope of this Agreement infringes any patent, copyright or trademark of a third party; provided that this indemnification obligation will not extend to business method patents.

6. Limitation of Liability

6.1 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary and except for Customer’s payment obligations under this Agreement, each party’s cumulative liability for any loss or damage, direct or indirect, for any cause whatsoever (including, but not limited to those arising out of or related to this Agreement) with respect to claims (whether third party claims, indemnity claims or otherwise) relating to events in any one Processing Year shall not under any circumstances exceed the amount of 50 percent of the Processing Fees paid to Galileo pursuant to this Agreement for Services performed in the immediately preceding Processing Year, or, in the case of Processing Year 1, 50 percent of the total Processing Fees collected as of the date such claim is made.

6.2 No Special Damages. IN NO EVENT SHALL GALILEO OR CUSTOMER BE LIABLE UNDER ANY THEORY FOR ANY LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

7. Disclaimer. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, GALILEO SPECIFICALLY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, ARISING OUT OF OR RELATED TO THIS AGREEMENT. THIS AGREEMENT IS A SERVICE AGREEMENT AND THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO IT.

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8. Term of Agreement

8.1 Term. This Agreement is effective from the Effective Date and shall extend for five (5) Processing Years (the “Original Term”). “Processing Year 1” begins on Startup and ends 12 months thereafter. For purposes of this Agreement, each subsequent “Processing Year” means each twelve (12) month period commencing on the expiration of the previous Processing Year in which Services are performed.

8.2 Renewal After the Original Term. This Agreement shall automatically renew for consecutive periods of one (1) Processing Year (each a “Renewal Term” and together with the Original Term, the “Term”), unless either party provides the other party written notice of its intent not to renew this Agreement at least six (6) months prior to the termination date of the Original Term or a Renewal Term,

9. Termination

9.1 Termination by Galileo. Galileo may terminate this Agreement:

(a) if Galileo fails to receive payment from Customer pursuant to the provisions of Section 4.4 of this Agreement and Customer, within seven (7) business days after receiving written notice from Galileo, still has not made such payment to Galileo, or immediately without notice if Galileo has the right more than four times in any twelve month period to give such notice under this paragraph whether or not the notice is given:

(b) if any Insolvency Event occurs with respect to Customer;

(c) in the event any representation or warranty of Customer is inaccurate in any material respect or Customer materially breaches any of its duties or obligations contained in this Agreement, and fails to cure within fifteen (15) days after notice thereof by Galileo, or such shorter period as may be required by a Legal Requirement or by the applicable Association; or

(d) the sale or disposition of Former Accounts as provided in Section 3.2 of this Agreement.

The rights of Galileo to terminate under this Section 9.1 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

9.2 Termination by Customer. Customer may terminate this Agreement:

(a) if any Insolvency Event occurs with respect to Galileo; or

(b) in the event any representation or warranty of Galileo is inaccurate in any material respect or Galileo materially breaches any of its duties or obligations contained in this Agreement; and Galileo fails to cure within fifteen (15) days after notice thereof by Customer.

(c) If Bank terminates its agreement with Customer pursuant to which Bank issues Transaction Cards and, after exercise of commercially reasonable efforts, Customer is unable to enter into an agreement with another bank that is authorized to perform similar services, as applicable.

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The rights of Customer to terminate under this Section 9.2 are cumulative and the existence of the right under any provision or subsection is not exclusive of the right under any other provision or subsection.

9.3 Effect of Termination. Upon expiration or termination of this Agreement. Galileo shall have no further obligation to provide the Services to Customer and Bank, except for Deconversion assistance as provided in 4.7, and all outstanding unpaid amounts due and owing to Galileo shall become immediately due and payable. Expiration or termination of this Agreement shall not affect the following:

(a) the obligation of Customer to pay for Services rendered or any other obligation or liability owing or which becomes owing under this Agreement whether the obligations arise prior to or after the date of termination including the obligations to make the payments provided in Sections 4 and 9.4; or

(b) the provisions of Sections 5, 6, 7, 10 and 12.4.

9.4 Payment on Termination.

(a) If Galileo terminates this Agreement pursuant to Section 9,1, Customer and Galileo agree that, based on economic assumptions material to each party, Customer shall make a compensatory payment to Galileo. Such compensatory payment shall be made by Customer upon termination by Galileo, and prior to Deconversion, and shall equal 20 percent of the gross revenue payable to Galileo pursuant to the Agreement during the calendar month immediately preceding the date of termination of this Agreement multiplied by the number of months remaining under this Agreement; provided, however, if the Minimum Monthly Fee then in effect is greater than the Processing Fees for such month, for purposes of the preceding calculation the Processing Fees shall equal the Minimum Monthly Fee then in effect.

(b) Galileo and Customer agree that the compensatory payments set forth in Section 9.4(a) are a reasonable estimation, as of the date of this Agreement, of the actual damages which Galileo would suffer if Galileo were to fail to receive the processing business for the full Term. In making such determination, the parties have considered all relevant factors known to the parties as of the date hereof and have given special consideration to the particular circumstances which may attend each particular termination event including the allocation of risks associated therewith between the parties. If not but for the full consideration of all relevant factors known to the parties as of the date hereof, and the payments to be made pursuant to this Section 9.4, neither party would have been willing to enter into this Agreement.

(c) For the avoidance of doubt, if Customer terminates this Agreement pursuant to Section 9.2, Customer and Galileo agree that Customer shall not be required to make any compensatory payment to Galileo.

(d) Despite the foregoing, nothing in this Section 9.4 shall limit Galileo’s right to recover from Customer any amounts for which Customer is otherwise liable under this Agreement.

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10. Confidential Information

10.1 Customer’s Proprietary Information. Upon Customer’s request, Galileo shall return to Customer (upon the expiration or termination of all of Galileo’s obligations under this Agreement and payment by Customer of all amounts due to Galileo hereunder) all or any requested portion of the proprietary and confidential data of Customer disclosed to Galileo (collectively, “Customer’s Proprietary Information”). Throughout the Term of this Agreement and thereafter, Galileo shall not obtain any proprietary rights in Customer’s Proprietary Information.

10.2 Galileo’s Proprietary Information. Customer acknowledges that all products and systems provided or used by Galileo, including any developments, Enhancements, improvements or modifications, shall remain solely and exclusively the property of Galileo. In addition, Galileo shall retain sole and exclusive ownership in all works of authorship, ideas, concepts, know-how and inventions, whether or not patentable, created or conceived by Galileo in the course of providing the Services under this Agreement. Customer acknowledges that Galileo, in its sole discretion, may provide to other customers, similar services to those outlined in this Agreement utilizing any of the Galileo owned intellectual property referenced in this Section 10.2 or otherwise set forth or referred to in this Agreement. Customer shall not obtain any proprietary rights in any proprietary or confidential information which has been or is disclosed to Customer by Galileo, including without limitation, any data or information that is trade secret or competitively sensitive material; user manuals; screen displays and formats; computer software, systems, products, system architecture and documentation related to each of the foregoing, in each case, whether owned, licensed or otherwise provided or used by Galileo; software performance results; flow charts and other specifications (whether or not electronically stored); data and data formats (collectively, “Galileo’s Proprietary Information”) whether any of the materials are developed or purchased specifically for performance of this Agreement or otherwise. Customer shall return to Galileo all of Galileo’s Proprietary Information upon the expiration or termination of this Agreement.

10.3 Confidentiality of Agreement. Except as required by law, each party shall keep confidential and not disclose, and shall cause its Affiliates and each of their respective directors, officers, employees, representatives, agents and independent contractors to keep confidential and not disclose, any of the terms and conditions of this Agreement to any third party without the prior written consent of the other party.

10.4 Confidentiality. Galileo and Customer shall maintain Customer’s Proprietary Information and Galileo’s Proprietary Information, respectively, in strict confidence. Without limiting the generality of the foregoing. Galileo and Customer each agree:

(a) Not to disclose or permit any other person or Entity access to Customer’s Proprietary Information (including Customer account information) or Galileo’s Proprietary Information, as appropriate, except that the disclosure or access shall be permitted to an employee, officer, director, agent, representative, external or internal auditors or independent contractor of the party requiring access to the same in the course of his or her employment or services;

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(b) To ensure that its employees, officers, directors, agents, representatives, and independent contractors are advised of the confidential nature of Customer’s Proprietary Information and Galileo’s Proprietary Information, as appropriate, and are precluded from taking any action prohibited under this Section 10, provided that in any event Customer and Galileo shall each be liable for any breach of this Section 10 by their respective employees, officers, directors, agents, representatives and independent contractors:

(c) Not to alter or remove any identification, copyright or proprietary rights notice which indicates the ownership of any part of Customer’s Proprietary Information or Galileo’s Proprietary Information, as appropriate; and

(d) To notify the other promptly and in writing of the circumstances surrounding any possession, use or know ledge of Customer’s Proprietary Information or Galileo’s Proprietary information, as appropriate, at any location or by any Entity other than those authorized by this Agreement.

10.5 Release of Information. Each party agrees that Customer’s Proprietary Information or Galileo’s Proprietary Information, as the ease may be, may be made available to supervisory or regulatory authorities of the other party upon the written request of any of the foregoing. Each party further agrees to immediately notify the other of any such requests.

10.6 Exclusions. Nothing in this Section 10 shall restrict the parties with respect to information or data identical or similar to that contained in Customer’s Proprietary Information or Galileo’s Proprietary Information, as appropriate, but which: (a) the receiving party can demonstrate was rightfully possessed by it before it received the information from the disclosing party: (b) was in the public domain prior to the date of this Agreement or subsequently becomes publicly available through no fault of the receiving party or any person or Entity acting on its behalf; (c) was previously received by the receiving party from a third party or is subsequently furnished rightfully to the receiving party by a third party (no Affiliate of Galileo or Customer shall be considered to be a third party) not known to be under restrictions on use or disclosure; (d) is independently developed by such party: (e) is required to be disclosed by law, regulation or court order, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure; or (f) is required to be disclosed to comply with or to enforce the terms of this Agreement, provided that the disclosing party will exercise reasonable efforts to notify the other party prior to disclosure.

10.7 Remedy. If a party breaches this Section 10, the non-breaching party will suffer irreparable harm and the total amount of monetary damages for any injury to such party will be impossible to calculate and therefore an inadequate remedy. Accordingly, the non-breaching party may (a) seek temporary and permanent injunctive relief against the breaching party or (b) exercise any other rights and seek any other remedies to which the non-breaching party may be entitled to at law, in equity and under this Agreement for any violation of this Section 10. Further, in the event of either party breaching this Section 10, the breaching party shall promptly, at its own expense: (i) notify the non-breaching party in writing, (ii) take reasonable steps to minimize the violation, and (iii) reasonably cooperate with the non-breaching party to minimize any damage resulting therefrom.

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11. Representations

11.1 Galileo’s Representations. Galileo represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party.

11.2 Customer’s Representation. Customer represents and warrants that the execution and delivery of this Agreement and the consummation of the transaction herein contemplated does not conflict in any material respect with or constitute a material breach or material default under the terms and conditions of any documents, agreements or other writings to which it is a party.

12. Miscellaneous

12.1 Assignment. The rights and obligations of Galileo and Customer are personal and not assignable, either voluntarily or by operation of law, without the prior written consent of the other party: provided, however, that in the event of any sale of all or substantially all of the assets of, or a merger, consolidation, conversion or other reorganization involving either party (the “Assigning Party”), any successor to the Assigning Party shall succeed to all of the Assigning Party’s rights and obligations under this Agreement, without the necessity of any consent of the other party hereto. Subject to the foregoing, all provisions contained in this Agreement shall extend to and be binding upon the parties hereto or their respective successors and permitted assigns.

12.2 Notice. All notices which either party may be required or desire to give to the other party shall be in writing and shall be given by personal service, telecopy, registered mail or certified mail (or its equivalent), or overnight courier to the other party at its respective address or telecopy telephone number set forth below. Mailed notices and notices by overnight courier shall be deemed to be given upon actual receipt by the party notified. Notices delivered by telecopy shall be confirmed in writing by overnight courier and shall be deemed to be given upon actual receipt by the party to be notified.

If to Galileo:

Galileo Processing, Inc.

6510 South Millrock, Suite 300

Salt Lake City, Utah 84121

Attn: CEO

Fax Number: 801-677-8602

With a copy to General Counsel at the same address.

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If to Customer:

Aspiration Partners, Inc.

4551 Glencoe Avenue

Marina Del Ray, California 90292

Attention: CEO

A party may change its address set forth above by giving the other party notice of the change in accordance with the provisions of this section.

12.3 Relationship of Parties. Nothing contained in this Agreement shall be deemed to create a partnership, joint venture or similar relationship between the parties. The parties’ relationship shall be that of independent parties contracting for services.

12.4 Third Party Beneficiaries. This Agreement is entered into solely for the benefit of Galileo. Bank and Customer and, other than Bank, shall not confer any rights upon any Entity not a party to this Agreement.

12.5 Subcontractors. Galileo may subcontract all or any part of the Services with reasonable advance notice to Customer and only with Customer’s prior written consent. In no event shall the performance of the Services by a subcontractor release Galileo of its obligations to Customer under this Agreement, and Galileo shall remain fully liable to Customer for any breach of this Agreement caused by a subcontractor.

12.6 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provisions a valid provision which most closely approximates the intent and economic effect of the invalid provision.

12.7 Risk of Loss. Customer shall be responsible for any and all risk of loss to any tangible item (a) provided by Galileo for Customer (including without limitation statements and embossed cards) upon delivery of such items to the U.S. Postal Service or such other courier as Customer may select, and (b) provided by Customer to Galileo until actual receipt of such items by Galileo. It is expressly understood that the U.S. Postal Service and any courier selected by Customer are the agents of Customer and not Galileo.

12.8 Entire Agreement. This Agreement, including Exhibits, sets forth all of the promises, agreements, conditions and understandings between the parties respecting the subject matter hereof and supersedes all negotiations, conversations, discussions, correspondence, memorandums, and agreements between the parties concerning the subject matter.

12.9 Amendments. This Agreement may not be amended except in writing, signed by authorized representatives of the parties to this Agreement.

12.10 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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12.11 Governing Law. This Agreement shall be governed by the laws of the State of Utah as to all matters including validity, construction, effect, performance and remedies without giving effect to the principles of choice of law thereof. With respect to any dispute, claim or action arising out of or in connection with this Agreement, the parties irrevocably waive any objection which it may have at any time to the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in the courts of the State of Utah and the United States District Courts located in Salt Lake City, Utah and each party further waives any claim such suit, action or proceeding is brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over Customer. For purposes of any such suit, action or proceeding each party agrees that any process to be served in connection therewith shall, if delivered, sent or mailed in accordance with Section 12.2, constitutes good, proper and sufficient service thereof.

12.12 Force Majeure and Restricted Performance. If performance by Galileo of any service or obligation under this Agreement, including Deconversion, is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, failure of the applicable Association, failure or delay in receiving electronic data, earthquakes, war, revolution, civil commotion, acts of public enemies, blockade, embargo, or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act, omission or cause whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of Galileo, and such prevention, restriction, delay, or interference occurs notwithstanding Galileo’s performance of its obligations under Section 12.18, then Galileo shall be excused from the performance to the extent of the prevention, restriction, delay or interference.

12.13 Waiver. The failure of a party at any time to require performance by the other party of any provision of this Agreement shall not affect in any way the full right to require the performance at any subsequent time. The waiver by a party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of the provision itself.

12.14 Press Releases and Announcements. Neither party hereto shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without the prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of this Agreement or applicable law. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties. Notwithstanding the foregoing, in proposals and other limited distribution marketing materials Galileo may list Customer as a customer and describe in general terms the Services provided by Processor under this Agreement.

12.15 Non-Solicitation. From the Effective Date until six (6) months after termination of this Agreement (“Non-Solicitation Period”) neither party shall directly or indirectly solicit or seek to procure (other than by general advertising), without the prior consent of the other party the employment of other party’s employees during the period they are working for such party and for six (6) months thereafter.

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12.16 Insurance.

(a) During the Term of this Agreement, Galileo shall maintain at its own expense insurance of the type and in the amounts specified below:

i. statutory workers’ compensation insurance covering employees as prescribed by law;

ii. commercial general liability insurance (including contractual liability insurance) in an amount not less than $1 million per occurrence and $2 million in the aggregate;

iii. all-risk property insurance covering all owned and/or leased property and including extra expense coverage, and all-risk property insurance covering the assets owned by or acquired for Customer hereunder stored on Galileo’s premises in an amount sufficient to cover the replacement of such assets; and

iv. Cyber liability insurance, including coverage for Employee Dishonesty and Computer fraud Insurance covering losses arising out of or in connection with any fraudulent or dishonest acts committed by Galileo personnel, acting alone or with others, in an amount not less than $5 million per occurrence.

v. professional liability/errors and omissions insurance with coverage of not less than $5 million per claim. If such coverage is written on a claims-made basis, coverage with respect to any and all work performed in connection with this Agreement shall be maintained for it period of at least three (3) years after the expiration or termination of this Agreement.

(b) Except to the extent prohibited by applicable law, Galileo shall name Customer as an additional insured under the insurance policies specified in Section 12.16(a)ii. All insurance required to be maintained hereunder by Galileo shall be written through companies having an A.M. Best’s rating of at least A- or with such other companies as may reasonably be approved by Customer. The commercial liability insurance maintained by Galileo hereunder shall include the condition that it is primary and that any such insurance maintained by Customer or any other additional insured is excess and non-contributory. If Galileo’s liability policies do not contain the standard separation of insured provision, or a substantially similar clause, such policies shall be endorsed to provide cross-liability coverage.

(c) Upon receipt of written request not sooner than thirty (30) days after the execution of this Agreement, Galileo shall furnish to Customer certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced above and naming Customer as an additional insured for the coverage listed above. Galileo shall use commercially reasonable efforts to cause such certificates or other documentation to include a provision(s) whereby the carrier(s) will endeavor to provide thirty

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(30) days’ notice to Customer at the address(es) set forth herein for notice prior to coverage cancellation or reduction. Such cancellation or reduction shall not relieve Galileo of its continuing obligation to maintain insurance coverage in accordance with this Section 12.16. The obligation of Galileo to provide the insurance specified herein shall not limit in any way any obligation or liability of Galileo provided elsewhere in this Agreement.

12.17 Security Audit; Audit Rights.

(a) Security Audit. On an annual basis, Galileo will employ a third party experienced in performing system security audits to perform a SOCI Type 2 audit of the internal controls maintained by Galileo in providing the Services, such audit to be made in compliance with the requirements under the applicable auditing standards. Galileo shall promptly provide Customer with a copy of the final auditor’s report of the audit following receipt. If such audit report indicates any deficiencies in the controls utilized by Galileo, Galileo shall promptly undertake, at Galileo’s expense, to remedy such deficiencies, and shall report to Customer when such deficiencies have been remedied.

(b) Customer Right to Audit. Customer or its designated representative shall have the right, upon at least thirty (30) days’ Written advance notice to Galileo, to enter Galileo’s facilities in order to review, inspect, and audit records of Galileo related to the provision of Services to Customer pursuant to this Agreement. Customer or its designated representative, provided such representative is approved in advance by Galileo in its reasonable discretion, shall perform such review, inspection and audit at Customer’s sole cost and at a time that is non-performance impacting to Galileo. Galileo shall make all reasonable efforts to comply with requests from Customer or its designated representative to furnish information or access to Galileo’s systems for the purpose of completing the review, inspection and audit. Such audits will be conducted no more than once in any period of twelve (12) consecutive months, unless more frequent audits are required by regulatory or governmental bodies. Any confidential or proprietary information of Galileo disclosed to Customer or the independent audit firm in the course of the audit will be subject to a confidentiality agreement reasonably acceptable to Galileo to be signed by Galileo and such independent firm prior to the commencement of such audit.

12.18 Disaster Recovery. Galileo shall, upon written request, share its disaster recovery plan applicable to the Services and shall cooperate with Customer to coordinate such disaster recovery plans to the extent they relate to the Services. Galileo shall conduct a test of its disaster recovery plan at least annually and will promptly provide Customer with an annual written report describing the results of its testing. In the event of a disaster or similar event affecting Galileo’s performance of its obligations hereunder, Galileo shall promptly notify Customer and shall execute its disaster recovery plan. The Galileo disaster recovery plan shall meet the applicable standards required by third party processors of data for Services provided by Galileo.

12.19 Due Diligence. Customer shall, upon written request, provide to Galileo its most recent audited financial statements, name and address of any shareholder of Customer owning 10% or more of the outstanding equity of Customer, and Anti-Money Laundering Policy and such other information reasonably requested by Galileo. Galileo shall, upon written request, provide to Customer its most recent audited financial statements, its Anti-Money Laundering Policy, and such other information reasonably requested by Customer to allow Customer to carry out its third-party service provider oversight obligations.

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12.20 Error Remediation. Except as otherwise provided in the Agreement and this Section 12.20, Galileo shall be liable for and work in good faith with Customer to resolve processing errors or omissions by Galileo, which could result in a loss to Customer (except to the extent Customer contributed to the processing errors or omissions) including but not limited to: (a) posting any credit more than once; (b) failure to enforce any transaction limitation or account balance; (c) failure to properly authorize a transaction; (d) fee assessment issues or (e) failure to post any transaction or adjustment submitted by Customer via web services or as a batch. If such an error can be mitigated by Galileo taking certain actions including but not limited to recovering funds directly from the applicable Cardholders through credits, adjustment entries, reversals or other transactions, Galileo will seek approval from Customer prior to attempting to recover such funds directly from the Cardholder. If Customer withholds its consent to collect such additional funds from the Cardholder, Customer shall be responsible for such loss to the extent Galileo could have collected such additional funds from the Cardholders taking into account Cardholder balances and future payment activity of the Cardholders.

12.21 PCI Compliance. Galileo is certified compliant, and shall remain certified compliant throughout the term of the Agreement with the Payment Card Industry (“PCI”) Data Security Standards provided such standards are required by the Associations. Upon request by Customer, Galileo shall provide annually evidence that it has been certified as PCI compliant. Galileo shall comply with the security program, safeguards and disposal requirements of the Gramm-Leach Bliley Act, as the same may be revised from time to time. Galileo shall require by contract that any subcontractor or service provider with access to or possession of Cardholder data to comply with a security program, including safeguards and disposal requirements of the Gramm-Leach Bliley Act, as the same may be revised from time to time, in the event that any party hereto accesses, stores, transmits or processes Cardholder data or data subject to PCI obligations, such party shall establish and maintain appropriate administrative, technical and physical safeguards in accordance with PCI.

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IN WITNESS WHEREOF, this Service Agreement is executed effective as of the Effective Date.

Aspiration Financial, LLC:	Galileo Processing, Inc.:

/s/ Mazi Bahadori	/s/ Clay Wikes
By:	By

Mazi Bahadori	Clay Wikes
Name	Name

CCO	CEO
Its	Its

04/30/2018	05/10/2018
Date	Date

EXHIBIT A

Definitions

The following definitions apply to the terms set forth below when used in this Agreement:

“AAA” is defined in Section 5.2 to this Agreement.

“Acquire” (and with the correlative meaning “Acquisition”) means to acquire, directly or indirectly, an interest through purchase, exchange or other acquisition of assets, stock or other equity interests, or to merge or consolidate or any similar transaction.

“Affiliate” means, with respect to any Entity, any other Entity which, directly or indirectly, owns or Controls, is owned or Controlled by, or is under common ownership or common Control with such Entity.

“Agreement” means this Service Agreement as amended from time to time including any Exhibits attached hereto from time to time.

“Association” means MasterCard, Visa and/or any other any other card network system.

“Bank” is defined in the Recitals of this Agreement.

“Bank Account” is defined in Section 4.4 of this Agreement.

“Cardholder” means an individual or Entity which has a Cardholder Account with Bank.

“Cardholder Account” means an arrangement between an individual or an Entity and Bank which provides that the individual or Entity may use one or more Transaction Cards issued by Bank.

“Change of Control” means a change in the direct or indirect ownership of a majority of an Entity’s (including Bank or Customer and any Affiliate of Customer and Bank) outstanding capital stock (or other form of ownership) or a majority of the voting power in any election of directors.

“Client” means any client of Customer and Bank.

“Control” (and with the correlative meaning “Controlled”) means the power to direct the management or affairs of an Entity and “ownership” means the beneficial ownership of more than 50% of the equity securities of the Entity.

“Customer” is defined in the introductory paragraph of this Agreement.

“Customer Accounts” means the Cardholder Accounts of Customer and Bank.

“Customer’s Proprietary Information” is defined in Section 10.1 of this Agreement.

“Deconversion” means cooperation in migration of the Services to Customer or a new processor on behalf of Customer and the transfer of information concerning Customer Accounts from the Galileo System to Customer or a new processor pursuant to Galileo’s standard deconversion procedures upon expiration or following termination of this Agreement.

“Dispute” is defined in Section 5.1 of this Agreement.

“Effective Date” is defined in the introductory paragraph of this Agreement.

“Enhancements” is defined in Section 2.5 of this Agreement.

“Entity” means a corporation, partnership, sole proprietorship, joint venture, or other form of organization.

“Former Accounts” is defined in Section 3.2 of this Agreement.

“Galileo” is defined in the introductory paragraph of this Agreement.

“Galileo’s Proprietary information” is defined in Section 10.2 of this Agreement.

“Galileo System” means the computer equipment, computer software and related equipment and documentation used at any time and from time to time by Galileo to provide the Services.

“Insolvency Event” occurs, with respect to any party, when such party:

(i) is dissolved, becomes insolvent, generally fails to pay or admits in writing its inability generally to pay its debts as they become due;

(ii) makes a general assignment, arrangement or composition agreement with or for the benefit of its creditors; or

(iii) files a petition in bankruptcy or institutes any action under federal or state law for the relief of debtors or seeks or consents to the appointment of an administrator, receiver, custodian, or similar official for the wind up of its business (or has such a petition or action filed against it and such petition action or appointment is not dismissed or stayed within thirty (30) days).

“Legal Requirements” is defined in Section 2.6(a) of this Agreement.

“MasterCard” means MasterCard® International, a New York corporation.

“Minimum Monthly fee” is defined in Section 3.1 of this Agreement.

“Original Term” is defined in Section 8.1 of this Agreement.

“Processing Fees” means all fees and charges incurred and for Services performed at the prices set forth in Exhibit C to this Agreement, as adjusted from time to time by Galileo consistent with this Agreement with the exception of Special Fees and specifically excluding all charges for taxes and interest.

“Processing Year” is defined in Section 8.1 of this Agreement.

“Processing Year 1” is defined in Section 8.1 of this Agreement.

“Renewal Term” is defined in Section 8.2 of this Agreement.

“Services” is defined in Section 2.1 of this Agreement.

“Special Fee Deposit” is defined in Section 4.2 of this Agreement.

“Special Fees” means the amounts payable by Customer for services or goods provided by a third party, including, without limitation, fees and expenses, Bank fees and expenses. Association fees and expenses, tariff line rates. WATS lines rates, data circuit charges, communications common carrier charges, postage costs, courier costs and costs of forms and such other costs and expenses as may he set forth in Exhibit C to this Agreement.

“Startup” means the transfer of Customer’s data relating to the Customer Accounts to the Galileo System and the commencement of Services by Galileo.

“Successor Bank” is defined in Section 2.10 of this Agreement.

“Surviving Entity” is defined in Section 3.4 of this Agreement.

“Term” is defined in Section 8.2 of this Agreement.

“Transaction Cards” is defined in the Recitals of this Agreement.

“Visa” means VISA® U.S.A., Inc. a Delaware corporation.

Exhibit B

Services

Section 1. Description of Services.

Galileo will provide Customer the following Services:

(a) Processing of all authorization and settlement transactions, including ATM transactions, made with or on a Transaction Card;

(b) Processing of all non-card transactions, including but not limited to ACH, physical paper check and/or mobile check deposits, payments, fees, adjustments and any other account activity made to a Transaction Card;

(c) Maintaining and updating Cardholder information, including interest calculations, if any, based on Cardholder balances and any other non-monetary transactions;

(d) Providing interface to Customer or Customer’s vendors for necessary servicing including card embossing, letter generation and statement generation;

(e) Providing customer service with customer service personnel capable of serving English speaking Cardholders to assist Cardholders contacting customer service via phone, fax or in writing with issues or problems related to Transaction Cards;

(f) Providing Web services and appropriate Application Program Interfaces (“APIs”) for (i) Cardholder applications; (ii) viewing Transaction Card transactions; (iii) viewing real-time alerts based on transactions; (iv) viewing Cardholder, Transaction Card and Cardholder Account status changes; and (iv) real-time authorization message transmission for decisioning by Customer;

(g) Providing Cardholders with a 24-hours per day, 7 days per week mechanism for obtaining and/or hearing Transaction Card information in English over the telephone, including through an interactive voice response (IVR) unit;

(h) Providing to Customer reporting and documentation of all Transaction Card sales, settlement and Transaction Card portfolio monetary transactions as provided in Galileo’s standard reporting systems and, if mutually agreed to by the parties, custom reports requested by Customer;

(i) Cooperating and working with all parties involved in the sales, issuance, loading, acceptance of the Transaction Cards, and merchants accepting the Transaction Card for purchases or cash withdrawals:

(j) Providing ACH return and chargeback monitoring and processing as requested by Customer within Association and regulatory guidelines;

(k) Providing a suite of fraud management reports, processes and procedures as Customer may request in writing and agreed to by Galileo;

(l) Providing such training as reasonably necessary to enable Customer’s personnel to successfully use these Services;

(m) Maintaining, updating and archiving Cardholder information and transaction related information, from which Customer and Bank will be able to generate reports;

(n) Managing returned mail including Transaction Cards or periodic statements, if any, due to undeliverable addresses or other reasons;

(o) Providing reasonable assistance, on an on-going basis, to Customer and Bank in resolving Cardholder or vendor problems related to the Transaction Cards or the use, issuance, sale or reloading thereof;

(p) Providing and monitoring the data communication between Galileo and Customer or vendors for reporting purposes and for consolidated transaction processing;

(q) Providing a mechanism for Cardholder dispute resolution for Transaction Card and ACH related disputes;

(r) Providing ID verification services, including ongoing Cardholder list scans, as requested in writing by Customer to assist Customer in meeting its obligations to comply with USA Patriot Act and OFAC and Customer’s criteria for “know your customer” requirements; and

(s) Providing Cardholder Account information on a daily basis to Customer or third-party for collection process.

In addition to the items above, Galileo and Customer shall work together to develop a mutually acceptable statement of work outlining the requirements and features and functionality for the initial Transaction Card program to be implemented using the Galileo System (“Implementation SOW”). The parties agree to complete the Implementation SOW no later than May 15. 2018.

Section 2. Galileo System Availability; Service Credits for System Outages.

2.1 Service Levels. Galileo shall ensure that the Galileo System is available as follows:

(a) Authorization – Galileo will provide authorization availability meeting or exceeding 99.8% excluding Approved Maintenance measured on a calendar month basis.

(b) Internet Services – Galileo will provide system-wide availability to internet based applications offered to Customer and cardholders meeting or exceeding 99.5% availability excluding Approved Maintenance measured on a calendar month basis.

(c) IVR – Galileo will provide system-wide availability to the IVR system meeting or exceeding 99.5% excluding Approved Maintenance measured on a calendar month basis.

(d) Call Center – if requested by Customer, Galileo will provide customer service with customer service personnel capable of serving English speaking Cardholders to assist Cardholders contacting customer service via phone, fax or in writing with issues or problems related to Transaction Cards. If Customer requests other languages to be supported by Galileo, Customer and Galileo shall work in good faith to determine whether Galileo can support such calls and the financial terms under which such other calls would be supported.

Provided there are at least 500 live agent calls per day during each month, Galileo will provide call center services meeting an average speed of answer (calendar month average) of 30 seconds on 85% of the calls and the maximum abandonment rate shall not exceed 5% of calls on hold for more than 10 seconds. If there are less than 500 calls per day, the average speed of answer (calendar month average) shall be 45 seconds on 85% of the calls.

(e) API Availability – Galileo will provide API host system availability (i.e., uptime) to accept and respond to API requests from Customer or Cardholders meeting or exceeding 99.8% excluding Approved Maintenance measured on a calendar month basis.

(f) API Response Time – Galileo will ensure that, at least 95% of total API requests related to the API’s set forth on Schedule 1 shall be responded to within five (5) seconds or less during each calendar month excluding Approved Maintenance measured on a calendar month basis. The response time is measured from the time it takes from when the API request enters the Galileo System to when the response leaves the Galileo System. The SLA shall be measured by dividing the number of valid API requests received by Galileo with a response time of five (5) seconds or less by the total number of valid API requests received by Galileo.

2.2 Definitions.

(a) “Approved Maintenance” shall mean Scheduled Maintenance and Emergency Maintenance.

(b) “Emergency Maintenance” shall mean maintenance which falls outside the regularly planned Scheduled Maintenance windows related to security of the Galileo System. Galileo will make commercially reasonable efforts to provide notification by telephone before outages are incurred by Emergency Maintenance. Where appropriate, Emergency Maintenance will be implemented during times of minimal impact.

(c) “Scheduled Maintenance” means routine, scheduled maintenance. Galileo will have outage windows for Scheduled Maintenance every Tuesday between the hours of 12:00 a.m. and 6:00 a.m. Mountain Time. Galileo will provide written notification (which may be delivered via e-mail) forty-eight (48) hours in advance of notice outside of the Scheduled Maintenance window except for Emergency Maintenance. If Customer approves of maintenance outside of the Scheduled Maintenance, such maintenance shall be included in Scheduled Maintenance. If Customer objects to such Scheduled Maintenance due to deployment of a Customer program or initiative, the parties shall attempt to find a mutually agreeable time to reschedule such Scheduled Maintenance. If the parties are unable to mutually agree on a time to reschedule such Scheduled Maintenance, then the Schedule Maintenance shall move forward as initially scheduled.

(d) “Monthly Processing Fees” means all Processing Fees under the Event Pricing subheading of Exhibit C and the Partner Pricing Customer Service Section of Exhibit C billed to Customer during the applicable month.

2.3 Credits. If Galileo fails, during any calendar month to comply with any two service levels (“Service Levels”) set forth in Section 2.1 (a “Failed Month”). Customer will be entitled to a credit (“Service Credit”) of 2% of Monthly Processing Fees owing to Galileo during such Failed Month. If Galileo experiences a Failed Month, during the next consecutive calendar month, Customer will be entitled to Service Credit of 5% of Monthly Processing Fees owing to Galileo during such second Failed Month. If Galileo experiences a Failed Month, during the third consecutive calendar month, Customer will be entitled to a Service Credit of 10% of Monthly Processing Fees owing to Galileo during such third Failed Month. Notwithstanding anything in this Agreement to the contrary, in no event shall the total cumulative Service Credits for any month exceed 5% of Monthly Processing Fees.

2.4 Termination. Customer shall have the right to terminate the Agreement upon thirty (30) days notice to Galileo, provided Customer provides Galileo written notice within thirty (30) days after the “Termination Event” below has occurred and provided that such termination shall become effective on a date specified by Customer which date shall not be later than six (6) months after Customer’s delivery to Galileo of a written notice of its intention to so terminate this Agreement. As used herein, a “Termination Event” shall mean:

(a) four (4) consecutive Failed Months; or

(b) four (4) Failed Months out of the previous eight (8) months, regardless of whether such failures occurred in consecutive months.

2.5 Remedy. Customer and Galileo agree that upon the occurrence of a Failed Month or Termination Event, Customer’s exclusive remedy shall be to choose among one of the following: (i) receipt of a Service Level Credit in accordance with the terms of this Agreement; (ii) seek monetary damages in a legal proceeding; or (iii) terminate the Agreement as contemplated in Section 2,4. Customer and Galileo agree that the Service Credits and termination rights contemplated in Sections 2.3 and 2.4 of this Exhibit B are liquidated damages and that the payment of any such Service Credits or the exercise of the termination right is the exclusive remedy for Galileo’s failure related to the applicable Failed Month or Termination Event and is in full and final settlement of any claim which Customer may have for losses caused directly by the failure related to the applicable Failed Month or Termination Event. Upon receipt of the Service Credit or the exercise of the termination right, Customer shall be deemed to knowingly, voluntarily and unconditionally release, acquit and forever discharge, to the maximum extent permitted by applicable law, Galileo and its Affiliates from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, costs, damages and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, liquidated or unliquidated, which Customer then has, owns, or holds, or claims to have, own or hold, or which at any time theretofore, had owned or held, or claimed to have owned or held, or which Customer at any time thereafter may have, own, or hold, or claim to have owned or held against Galileo or its Affiliates based upon, arising out of or relating to Galileo’s failure related to the applicable Failed Month or Termination Event.

Section 3. Forecasts. Customer will provide Galileo thirty (30) days prior to the period to which it applies, a thirty (30) day rolling marketing forecast, or more frequently as agreed between the parties, which will consist of projections for new Cardholder Account originations and call volume over the following thirty (30) days and in the case of call volume, broken out by- daily call volume (the “Monthly Forecast”). Galileo shall use the Monthly Forecast to perform planning services in support of its obligation to maintain the functionality of the Services and perform in accordance with this Agreement. The first seven (7) days of each Monthly Forecast are the Locked Forecast (the “Locked Forecast”) and cannot be changed by Customer.

If during any day the number of customer service calls received by Galileo does not exceed 80% of the daily projection of customer service calls for such day, then for such day Customer shall pay to Galileo the average call time for the previous month multiplied by the applicable Live Agent Customer Service rate per call for the difference between (x) 80% of the projected number of customer service calls for such day and (y) the actual number of customer service calls received by Galileo for such day; provided, however, that in the event the total number of customer service calls received by Galileo during the calendar month is 95% or more of the projections for such month. Customer will not be required to pay the daily fees specified in this paragraph.

By way of example, and for purpose of clarification only, if on a given day, Galileo received 500 customer service calls under the Agreement, Customer projected there to be 750 customer service calls on such day, the average call time for the previous month was four minutes, and all of the calls were being handled domestically. Customer would be required to pay to Galileo $300 ((4*$0.75) * ((750*80%)-500))) for such day but only if the total number of customer service calls received by Galileo under this Agreement for the applicable month did not meet or exceed the aggregate of 95% of the total number of customer service calls expected pursuant to the forecast for such month.

Section 4. Excuse from Performance. Galileo shall not be responsible for a failure to meet any Service Level to the extent that such failure is directly attributable to. or Galileo’s performance is materially hindered by, any of the following:

4.1 Customer’s (or a Customer Affiliate’s or a third party supplier’s) acts, errors, omissions, or breaches of the Agreement;

4.2 Service or resource reductions requested or approved by Customer and agreed to by the parties;

4.3 Cardholder Account volumes exceeding by twenty percent (20%) or more of the monthly new Cardholder Account originations or daily call volume projections in the Monthly Forecast; or

4.4 Any event that would constitute a force majeure event pursuant to the Agreement.

Schedule I

APIs

AddAccount	updatePayment

UpdateAccount	modifyPendingDepositStatus

Verify Account	createHold

ModifyStatus	getTransHistory

AddCard	getPaymentHistory

GetCard	getAuthHistory

getCardPinChangeKey	getBalance

commitCardPinChange	getAccountOverview

assessFee	getSavingsInterest

reverseFee	createAchTransaction

createAdjustment	cancelAchTransaction

createPayment

The following API requests will not be included in the SLA under Exhibit B Section 2.1(f) until there has been at least 6 months of history to measure response times, and then the SLA for such API requests will be mutually agreed to by the parties: ActivateCard, resetCardPinFailCount, reverseAdjustment, reversePayment, expireHold, getHoldHistory

Exhibit C

Price Schedule

GALILEO CONFIDENTIAL

DO NOT DISTRIBUTE OR COPY

Galileo Processing, Inc.

PROPRIETARY & CONFIDENTIAL

All persons who receive this pricing agree to hold its contents in the strictest confidence. Customer agrees that it will not copy, reproduce or distribute or otherwise disclose to others its contents in whole or in part.

All Processing Fees are exclusive of Visa, MasterCard, Bank, Third Party or Network Charges.

Aspiration Financial, LLC

By:	/s/
Name:	Mazi Bahadori
Title	CCO

DEFINITIONS	2

PROCESSING FEES:

EVENT PRICING	3

PARTNER PRICING	4

VOLUME DISCOUNT SCHEDULE	6

SPECIAL FEES	7

Definitions

“Active Account – Savings” means a Cardholder Account which may receive one or more payments (value loads) over the life of the Cardholder Account and which has occurring within the calendar month prior to the close of the billing period a payment(s), fee assessment(s), or otherwise carrying a positive balance off the Cardholder Account and no other activity.

“Active Account – Reloadable” means a Cardholder Account which may receive one or more payments (value loads) over the life of the Cardholder Account and does not qualify as an Active Account – Savings and which has any activity occurring within the calendar month prior to the close of the billing period. For purposes of this definition activity includes, without limitation: authorizations, settlements, payments (value loads), fee assessments, adjustments applied or otherwise carrying a positive balance on the Cardholder Account.

“Inactive Account – Reloadable” means a Cardholder Account which may receive one or more payments (value loads) over the life of the Cardholder Account and which has no activity occurring within the calendar month prior to the close of the billing period. For purposes of this definition activity includes, without limitation, authorizations, settlements, payments (value loads), fee assessments, adjustments applied or otherwise carrying a positive balance on the Cardholder Account.

Processing Fees: Event Pricing

Description	Price
ACCOUNT CREATION
Account Setup (per acct)	$0.10
ID Verification (automated) – OFAC Screening (per verification)	N/A
Active Acct – Reloadable on File (per acct/month)[1]	$1.00
Inactive Acct – Reloadable on File (per acct/month)[2]	$0.15
Active Savings Account (per acct/month)	$0.25
Additional/Replacement Card (per card)	Included
PROCESSING
Card Activation (per activation)	Included
POS Authorization – PIN/Signature (incl. AVS, per trans)	Included
POS Authorization – Decline (per trans)	Included
ATM Cash Withdrawal Authorization (per trans)	Included
ATM - Decline (per trans)	Included
ATM Balance Inquiry (per trans)	Included
ATM Balance Inquiry – Decline (per trans)	Included
Bank Cash Advance (per trans)	Included
Bank Cash Advance – Decline (per trans)	Included
Settled POS or ATM Transaction (per trans)	Included
Other Monetary Adjustments (electronic Bill Pay, fees, other adjustments per trans)	Included
Other Non-Monetary Adjustments (per change, including without limitation, pin set, name, phone number, address, email, alerts)	Included
Lost/Stolen Card (per card)	Included
Cancel/Suspend Card (per card)	Included
Cancel Account (per account)	Included
Damaged/Expired Reissue (per card)	Included
Credit Card Cycling Fee (per account / per month)	Included
BILL PAYMENT	Included
Bill Payment – Paper (per pmt) Includes check production, postage not included	$0.50

Description	Price
LOADS
All Loads (per load)	Included
Payments (per payment)	Included
Payment Hold	Included
CARDHOLDER NOTIFICATIONS
Text	N/A
Web	N/A
IVR	N/A
Message Center	N/A
API Transaction (per transaction)	Included
Electronic Statement Generation (per account)	$0.03
OTHER
IVR Balance Inquiry (only, excludes long distance, per call)	$0.05
IVR Access (other than IVR Balance Inquiry only, excludes long-distance, per call)	$0.25

IVR Call Transfer (per transfer)	$0.08
File Creation Fee (emboss, ACH, etc., per file)	$10.00
Periodic OFAC Screening (per account per screening)	$0.05
Dynamic Fraud Engine Participation Fee (per Active Acct / month)[3]	$0.05
Dynamic Fraud Engine Transaction Fee (per auth trans)[4]	Included
REPORTING
Via Galileio Analytics:
Bundled Tier 1 Analytics and Tier 2 Advanced Analytics (per named user per month; free for first 5 named users)	$250.00
Tier 3 Premier Analytics with Campaign Manager (Per use per month; free for 1 named user)	$1,000.00
Via Data Feed (per file)	$10.00

[1]

Bundle includes up to 15 transactions per account per month. Any transaction above 15 transactions per account per month will be billed at $0.05 per transaction. A transaction is defined as any item in the Processing or Loads section marked as Included except for Settled POS or ATM Transactions.

[2]	The Inactive Account – Reloadable on File fee will be assessed on each Inactive Account – Reloadable during each month for twelve months after the cancellation of such Cardholder Account.
[3]	Waived for each month when Customer has contracted with Galileo to provide Fraud Analysis services.
[4]	Charged on each authorization transaction running through the Dynamic Fraud Engine.

Prices to not include Visa, Mastercard, Bank, Third Party or Network Charges

Processing Fees: Partner Pricing

Description	Price	Check each box for Galileo to provide the service
CUSTOMER SERVICE
Live Agent Customer Service (Peak Hours: Mon to Fri 5:00am to 11:00pm MT, Sat to Sun 6:00am to 6:00pm MT) (per minute for talk, hold and wrap time)[5]	$0.75
Live Agent Tier-2 Customer Service (escalations team support) (Peak Hours) (per minute for talk hold and wrap time)[6]	$1.25
Live Agent Customer Service (after Peak Hours) (per person, per hour with a minimum of 2 representatives)	$60.00
Customer Service Training (per rep, per hour)	$25.00
ID Verification (manual) (per item)	$4.00
Customer Service Email Response (per email)	$4.00
Authorization Removal (manual, per removal)	$1.00
E-Oscar Change (per hour)	$40.00
Dispute Processing (per disputed transaction)[7]	$15.00	✓
Negative Balance Account Review (per Account)[7]	$2.00	✓
Negative Balance Account Chargeback (per ___ Chargeback processed)[7]	$10.00	✓
Fraud Analysis (per Active Account)[8]	$0.15	✓
Dynamic Fraud Engine Account Reviews (per hour) (Peak Hours: Mon to Fri 8:30am to 5:30pm MT)[9]	$45.00	✓
Dynamic Fraud Engine Account Reviews (per account reviewed per incident)[9]	$5.00	✓
Dynamic Fraud Engine Account Reviews (after Peak Hours) (per hour)[9]	TBD
Reporting to Credit Bureau (per report)	$0.05
Warning Bulletin (per account)	$4.00	✓
QMR Filing (per filing)	$300.00	✓
Paper Statement (per statement)	$0.30 for first page, $0.06 for each additional page

[5]

Customer acknowledges and agrees that customer service calls related to Customer’s programs may be handled by third party call centers in the Philippines, and Customer hereby approves and consents to the use by Galileo of such third party call centers in the Philippines. Calls will be handled offshore or onshore at Galileo’s offshore or onshore at Galileo’s discretion.

[6]

Such fee is applicable only if Galileo is not providing Tier 1 Live Agent Customer Service for Customer and Customer has requested and Galileo has agreed to provide escalations and Tier 2 Customer Service for Customer’s programs.

[7]

Although Galileo may be requested by Customer to provide this service, Galileo is not responsible for any or all losses incurred as a result of fraudulent activity or transactions with or without chargeback rights on the card program.

[8]	See footnote 7.
[9]

Customer can perform reviews of accounts when alerts from dynamic fraud engine have been triggered or request Galileo to provide the service. If Galileo performs the service, Customer must select to have Galileo bill on a per hour basis or a per account reviewed basis.

Prices to not include Visa, Mastercard, Bank, Third Party or Network Charges

Letter Generation Fee (per letter)	$0.30 for first page, $0.06 for each additional page ✓
Returned Card Processing Fee (per card)	$1.25 ✓
Customer Service Tool License Fee (per concurrent user per month)	$95.00
CLIENT SUPPORT SERVICES
Development (per hour)	$175.00
Training (per hour)	$100.00
Data Communication (per month)	$750
Client Support (per month)[10]	$1,500.00
Client Integration and Initial Program Implementation Fee (Payable upon execution of the Agreement)[11]	$40,000
Mobile App Development Fee (standard functionality)	$5,000.00 for first app, $2,500.00 for each additional app if ordered at time of first app
Program Management Fee (per month)	N/A
Product ID Setup Fee	$1,000.00

Minimum monthly Fee (as provided in Section 3.1 of the Agreement. Customer agrees to pay to Galileo the Monthly Fee for each month during the Applicable Time Period beginning on the earlier to occur of (A) 3 months after the issuance of the first Transaction card or (B) 6 months after the Effective Date of the Agreement (The “Ramp Period”))[12]	Monthly Fee	Applicable Time Period
	$0	Each month during the Ramp Period
	$2,500	Each month during the 3 months immediately following the Ramp Period (“Min Period 1”)
	$5,000	Each month during the 3 months immediately following Min Period 1 (“Min Period 2”)
	$10,000	Each month during the 9 months immediately following Min Period 2 (“Min Period 3”)
	$20,000	Each month during the 9 months immediately following Min Period 3 (“Min Period 4”)
	$40,000	Each month during the 12 months immediately following Min Period 3 (“Min Period 5”)
	$60,000	Each month immediately following Min Period 5
Prepaid Pin Redemption	Face Value of Pin less discount shown on prepaid pin redemption schedule as updated from time to time by Galileo.

[10]	Billing begins 3 months after Effective Date prorated for any billing period not beginning on the first day of the month or ending on the last day of the month
[11]

Such amount is for only one standard debit program and does not include any custom development work. Any custom work shall be agreed to in the applicable statement of work and billed at the Development rate per hour.

[12]

The Processing Fees included in determining whether the Minimum Monthly Fee has been satisfied for a particular month include only the following: (i) all fee items set forth in the Processing Fees; Event Pricing section of this Exhibit C and (ii) the Client Support (per month) fee set forth in the Processing Fees. Partner Pricing section of this Exhibit C.

Processing Fees: Volume Discount Schedule

Event Pricing Discount Schedule:

Number of Active Accounts	Discount[13]
0 - 35,000	0%
35,001 - 70,000	5%
70,001 - 200,000	10%
200,001 - 500,000	17%
500,001 - 1,000,000	20%
1,000,001 - 2,000,000	23%
2,000,001 - 3,000,000	25%
3,000,0001 - 4,000,000	27%
4,000,0001+	29%

[13]

Discount applies only for a calendar month in which the Customer has the number of Active Accounts – Reloadable set forth in the table above. The discount applies only to Event Pricing (not Special Fees or Partner Pricing) incurred by the Customer in such calendar month. If the invoice to which a discount applies is not paid by the Customer when due under the Agreement, the discount for such invoice will be forfeited by the Customer.

Special Fees:

Special fees are third party costs and are subject to a markup of up to 10%.

Exhibit D

ACH Authorization Form

I, the undersigned, a duly authorized officer of the company listed below, hereby authorize Galileo Processing, Inc. (“Galileo”) to ACH funds from the account listed below in accordance with the Service Agreement between Galileo and Aspiration Partners, Inc. This authorization will remain in effect through the Term of the Service Agreement.

Account Information
Bank Account Number	3301007017
Routine Number	121140399
Bank Name	Silicon Valley Bank
Name as it appears on the account	Aspiration Partners, Inc.

Type of account	Checking	☒	Savings	☐

Aspiration Partners, Inc.

By

Name
CCO

Its:

Date:

D-1